EXHIBIT 99.2

Circle Star Energy Announces $750K Equity Raise

FORT WORTH, TX – (MARKETWIRE – May 16, 2012) – Circle Star Energy Corp. (OTCBB: CRCL) (the “Company” or “Circle Star”) is pleased to announce the raise of $750,000 in equity financing.

Circle Star issued 500,000 units at a price of $1.50 per unit for gross proceeds of $750,000. Each unit consists of one share of common stock of the Company and one half share purchase warrant. Each full warrant may be exercised to acquire one share of common stock of the Company at an exercise price of $2.75 through May 15, 2015.

Circle Star’s use of proceeds is focused on payment of debt obligations, acquisition capital needs and/or general corporate purposes.

The units, shares of common, warrants and underlying shares of the financing were not registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the shares, warrants and underlying warrant shares are “restricted securities” and may not be offered or sold absent registration or an applicable exemption.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, our use of proceeds, and the potential warrant exercises. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies and the possibility that certain acquisitions will not close. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. Although the Company has attempted to identify important factors that could cause the use of proceeds to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact:
Circle Star Energy Corp.
7065 Confederate Park Road, Suite 102
Fort Worth, Texas 76108
Phone: +1 (817) 744-8502
Email: info@circlestarenergy.com
Web: www.circlestarenergy.com

Source: Circle Star Energy Corp.